004 Putnam Income Fund attachment
10/31/05 Annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the year ended October 31, 2005, Putnam Management has
assumed $32,334 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A	28,599
Class B	6,366
Class C	615

72DD2 (000s omitted)

Class M	14,120
Class R	9
Class Y	31,991

73A1

Class A	0.212
Class B	0.160
Class C	0.160

73A2

Class M	0.197
Class R	0.200
Class Y	0.228

74U1 (000s omitted)

Class A	129,769
Class B	34,379
Class C	3,676

74U2 (000s omitted)

Class M	63,231
Class R	60
Class Y	152,111

74V1

Class A	6.73
Class B	6.68
Class C	6.70

74V2

Class M	6.66
Class R	6.72
Class Y	6.77